Exhibit 99.2

SWITCHBOARD INCORPORATED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

March 31, 2004
(unaudited)
Assets:
Cash and cash equivalents	$47,993
Marketable securities	6,589
Restricted cash	36
Accounts receivable, net of allowance of $139 and $144, respectively	2,083
Other current assets	1,039

Total current assets	57,740

Marketable securities	1,805
Property and equipment, net	659
Deferred offering costs	—

Total assets	$60,204

Liabilities:
Accounts payable	$1,721
Accrued expenses	1,285
Deferred revenue	1,100

Total current liabilities	4,106
Non-current liabilities	—

Total liabilities	4,106

Commitments and contingencies	—

Stockholders’ equity:
Preferred stock, $0.01 par value per share; 5,000,000 shares authorized and undesignated, none issued and outstanding	—
Common stock, $0.01 par value per share; authorized 85,000,000 shares. Issued 19,590,243 and 19,563,303 shares as of March 31, 2004 and December 31, 2003, respectively.	196
Treasury stock, 386,302 shares at cost	(1,255)
Additional paid-in capital	164,156
Unearned compensation	—
Accumulated other comprehensive income	25
Accumulated deficit	(107,024)

Total stockholders’ equity	56,098

Total liabilities and stockholders’ equity	$60,204

See accompanying notes.

SWITCHBOARD INCORPORATED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended March 31,
	2004	2003
Revenue	$4,153	$3,341
Cost of revenue	708	707

Gross profit	3,445	2,634

Operating expenses:
Sales and marketing	1,063	842
Research and development	893	1,114
General and administrative	867	804
Transaction costs	1,127	—

Total operating expenses	3,950	2,760

Loss from operations	(505)	(126)

Other income:
Interest income	157	228
Interest expense	—	(42)
Other expense	(3)	(4)

Total other income	154	182

(Loss) income before income taxes	(351)	56
Provision for income taxes	2	—

Net (loss) income	$(353)	$56

Net (loss) income per share:
Basic	$(0.02)	$—

Diluted	$(0.02)	$—

Weighted average number of common shares:
Basic	19,192	18,627
Diluted	19,192	19,055

See accompanying notes.

SWITCHBOARD INCORPORATED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net (loss) income	$(353)	$56
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	224	326
Amortization of unearned compensation	32	36
Non-cash interest income on note receivable	—	(19)

Changes in operating assets and liabilities:
Accounts receivable	(570)	(173)
Other current assets	(186)	24
Other assets	511	—
Accounts payable	323	(362)
Accrued expenses	108	170
Deferred revenue	497	77

Net cash provided by operating activities	586	135

Cash flows from investing activities:
Purchases of property and equipment	(92)	(20)
Decrease (increase) in restricted cash	—	(4)
Purchase of marketable securities	(52)	(92)
Proceeds from sales of marketable securities	183	1,920

Net cash provided by investing activities	39	1,804

Cash flows from financing activities:
Proceeds from issuance of common stock, net	103	52
Payments on notes payable	—	(275)

Net cash (used in) provided by financing activities	103	(223)

Net increase in cash and cash equivalents	728	1,716
Cash and cash equivalents at beginning of period	47,265	38,390

Cash and cash equivalents at end of period	$47,993	$40,106

Supplemental statement of non-cash investing and financing activity:
Unrealized loss on investments	$26	$16

See accompanying notes.

SWITCHBOARD INCORPORATED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

A. Nature of Business

Switchboard Incorporated, a Delaware corporation (“Switchboard”), commenced operations in February 1996. From Switchboard’s inception (February 19, 1996) until its initial public offering on March 7, 2000, Switchboard was a unit and later a subsidiary of ePresence Inc. (“ePresence”). As of March 31, 2004, ePresence beneficially owned approximately 51.0% of Switchboard’s common stock. Switchboard is a provider of local online advertising products, enabled by its consumer-oriented online yellow and white pages directory technology.

Switchboard generates revenue primarily from merchant and national advertisers that pay to advertise in the Switchboard-powered yellow pages directories of its licensees, as well as in its own directory website, www.switchboard.com. Switchboard licenses its yellow pages directory technology to Internet portals, traditional yellow pages publishers and newspaper publishers. Switchboard operates in one business segment as a provider of advertising solutions through its web-hosted directory technologies and customized yellow pages directory technology, and classifies its revenue into two categories, namely net merchant network revenue and national banner and site sponsorship revenue.

Net merchant network revenue includes revenue from various licensing agreements with Switchboard’s directory technology licensees and also includes engineering and other fees for services provided to support the directories and programs of Switchboard’s licensees. In addition, net merchant network revenue includes revenue from running priority placement, local performance-based and content-targeted advertising in the Switchboard.com yellow pages directory, and building and hosting websites for local merchant advertisers. During the three months ended March 31, 2004 and 2003, net merchant network revenue comprised 85.2% and 88.5% of Switchboard’s net revenue, respectively.

Switchboard also continues to generate revenue from the sale of national banner and site sponsorship advertising on white and yellow pages, as well as maps pages, across both www.switchboard.com and the websites of several directory technology licensees. During the three months ended March 31, 2004 and 2003, 14.8% and 11.5% of Switchboard’s net revenue, respectively, was derived from the sale of national banner and site sponsorship advertising.

Switchboard is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, acceptance and effectiveness of Internet advertising, dependence on principal products and third-party technology, new product development, new product introductions and other activities of competitors, dependence on key personnel, security and privacy issues, dependence on strategic customer and vendor relationships and limited operating history.

Switchboard has experienced substantial net losses since its inception and, as of March 31, 2004, had an accumulated deficit of $107.0 million. Such losses and accumulated deficit resulted from Switchboard’s lack of substantial revenue and significantly increased costs incurred in the development of Switchboard’s products and services, in the preliminary establishment of Switchboard’s infrastructure and in the development of Switchboard’s brand. Switchboard expects to continue to incur significant operating expenses in order to execute its current business plan, particularly sales and marketing and product development expenses. Switchboard believes that the funds currently available would be sufficient to fund operations for the foreseeable future.

B. Basis of Presentation

The accompanying unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments that, in the opinion of management, are necessary to present fairly the financial information set forth therein. Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The balance sheet amounts at December 31, 2003 in the accompanying financial statements were derived from Switchboard’s audited 2003 financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended. Results of operations for the three-month period ended March 31, 2004 are not necessarily indicative of future financial results.

Investors should read these interim consolidated financial statements in conjunction with the audited consolidated financial statements and notes thereto included in the Switchboard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended, as filed with the Securities and Exchange Commission on March 29, 2004.

C. Accounting for Stock Based Compensation

Switchboard accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board (“APB”) No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Switchboard’s common stock at the date of grant. Switchboard has adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) through disclosure only. All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS 123.

At March 31, 2004, Switchboard has three stock-based employee compensation plans as defined by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123” (“SFAS 148”). Switchboard accounts for those plans under the recognition and measurement principles of APB 25 and related interpretations. The table below illustrates the effect on the net (loss) income if Switchboard had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation (in thousands, except per share data). Because options vest over several years and additional option grants are expected to be made in future years, the below pro-forma effects are not necessarily indicative of the pro-forma effects on future periods.

	Three Months Ended March 31,
	2004	2003
	(in thousands, except per share data)
Net (loss) income as reported	$(353)	$56
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	32	36
Add: Adjustment for previously amortized expense associated with the unvested portion of options canceled in the period	7	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(546)	(579)

Pro-forma net loss	$(860)	$(487)

Basic and diluted pro-forma net loss per share	$(0.04)	$(0.03)

Shares used in computing basic and diluted pro-forma net loss per share	19,192	18,627

D. Net (Loss) Income Per Share

Basic net (loss) income per share is computed using the weighted average number of shares of common stock outstanding less any restricted shares. Diluted (loss) income per share includes the dilutive effect of potential common shares outstanding during the period. Potential common shares result from the assumed exercise of outstanding stock options and warrants, the proceeds of which are then assumed to have been used to repurchase outstanding common stock using the treasury stock method. Potential common shares also include the unvested portion of restricted stock, as well as the effect of unearned compensation resulting from the unvested portion of stock options issued at an exercise price lower than the market price on the date of issuance of the stock option.

A reconciliation of basic and diluted weighted average shares outstanding is as follows (in thousands):

	Three Months Ended March 31,
	2004	2003
Basic weighted average shares outstanding	19,192	18,627
Effect of dilutive common stock equivalents	—	428

Diluted weighted average shares outstanding	19,192	19,055

During the three months ended March 31, 2004 and 2003, options to purchase 3,746,134 and 2,531,190 shares of common stock and shares of restricted common stock of none and 225,000, respectively, were not included in the computation of diluted net (loss) income per share since their inclusion would be antidilutive.

E. Comprehensive (Loss) Income

Other comprehensive (loss) income is as follows (in thousands):

	Three Months Ended March 31,
	2004	2003
Net (loss) income	$(353)	$56
Other comprehensive loss:
Unrealized loss on investment	(26)	(16)

Comprehensive (loss) income	$(379)	$40

F. Revenue Recognition

Switchboard generates its revenue primarily from merchant advertising placements promoted in the Switchboard-powered directories of its licensees, as well as in its own directory website. Generally, revenue is recognized as services are provided, so long as no significant obligations remain and collection of the resulting receivable is probable. Switchboard believes that it is able to make reliable judgments regarding the creditworthiness of its customers based upon historical and current information available to Switchboard. There can be no assurances that Switchboard’s payment experience with its customers will be consistent with past experience or that the financial condition of these customers will not decline in future periods, the result of which could be the failure to collect invoiced amounts. Some of these amounts could be material, resulting in an increase in Switchboard’s provision for bad debts.

Switchboard licenses its directory technology to its licensees. Licensees can enter into a development and licensing arrangement with Switchboard whereby Switchboard creates and/or modifies a private labeled web-hosted directory. Switchboard recognizes revenue under these agreements when evidence of an arrangement exists, the related fee is fixed or determinable, and collection of the fee is reasonably assured, in accordance with Staff Accounting Bulletin No. 101 (“SAB”) and No. 104, “Revenue Recognition in Financial Statements” (“SAB Nos. 101 and 104”). Revenue received by Switchboard for such development and licensing arrangements is deferred until such time as the customer accepts the directory. Switchboard considers customer acceptance to occur at the time the directory is made accessible to the licensee for general use. After acceptance by the customer, revenue from such development and licensing agreements is recognized on a straight-line basis over the remaining life of the agreement. Once the web-hosted directory is operational, Switchboard may earn additional fees based on the number of merchants promoted within the directory. Per merchant license fees or additional engineering and other services fees are recognized as earned. Per merchant fees are considered earned in the period during which the merchant advertisement is displayed in Switchboard’s website and/or the website of Switchboard’s licensees. Additional engineering and other services fees are considered earned in the period during which the services were provided.

Switchboard’s most significant licensee is America Online, Inc. (“AOL”). Revenues recognized under Switchboard’s agreement with AOL are recognized in accordance with SAB Nos. 101 and 104. Prior to October 2003, Switchboard received a share of directory advertisement revenue earned by AOL from the sales of advertisements on the yellow pages directory it provides to AOL, less an estimate for amounts deemed uncollectible by AOL. Switchboard recorded as merchant licensing revenue the net amount received from AOL in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” (“EITF No. 99-19”), as it is earned. Switchboard considers this merchant licensing revenue earned during the period that AOL displays the advertisements sold to its customers in its yellow page directory. Switchboard also earns revenue from AOL through the provision of engineering and other services to AOL. Switchboard considers the delivery of engineering and other services to be a separate earnings process and recognizes revenue from engineering and other services in the period during which these services are delivered. Subsequent to October 2003, Switchboard receives an annual license fee. Switchboard bifurcates this amount between merchant and platform licensing fees and engineering services fees. Switchboard recognizes revenue from merchant and platform licensing fees as earned. Switchboard considers revenue from merchant and platform licensing earned as it provides AOL the yellow pages directory and displays AOL’s advertisers in the Switchboard.com yellow pages. In addition, included as an offset to revenue is consideration given to AOL, for which the benefits of such consideration are not separately identifiable from the revenue obtained from AOL.

Switchboard also earns fees from pay-for-performance advertising. Switchboard recognizes revenue for pay-for-performance advertising in the month during which it provides the advertising service to its customers. The service is considered provided when Switchboard delivers the performance element of the contract - specifically, when Internet users click on Switchboard’s customers’ advertisements displayed on Switchboard’s website.

Switchboard sells national and local advertisements in Switchboard.com through its direct sales force, as well as through third-parties. For these advertisements, Switchboard is generally paid a monthly fee based on the number of advertisements placed into www.switchboard.com. Switchboard recognizes this monthly fee as revenue as it is earned. Switchboard considers this fee earned during the period that Switchboard provides the advertising on www.switchboard.com.

Deferred revenue is principally comprised of billings relating to advertising agreements and licensing fees received pursuant to advertising or services agreements in advance of revenue recognition. Unbilled receivables are principally comprised of revenues earned and recognized in advance of invoicing customers, resulting primarily from contractually defined billing schedules.

G. AOL

Revenue recognized from AOL during the three months ended March 31, 2004 was $1.2 million, or 28.9% of revenue, of which $600,000 was from engineering services. Revenue recognized from AOL during the three months ended March 31, 2003 was $1.6 million, or 48.8% of revenue, of which $633,000 was from engineering services. Net amounts due from AOL included in accounts receivable March 31, 2004 were $400,000. There were no amounts due from AOL at December 31, 2003. At March 31, 2004, AOL beneficially owned 7.8% of Switchboard’s outstanding common stock.

H. Related Parties

ePresence provided Switchboard with telephone service and support under a corporate services agreement during the three months ended March 31, 2003. The corporate services agreement expired on December 31, 2003. Under the agreement, Switchboard paid ePresence at a rate of $75,000 per year for these services. ePresence has agreed to continue to provide these services at a rate of $75,000 per year until such time as Switchboard is able to provide these services itself. Switchboard recorded $19,000 in expense and paid ePresence $19,000 under the agreements in both the three months ended March 31, 2004 and 2003. Switchboard had $6,000 accrued under the agreements as of March 31, 2004 and December 31, 2003.

Switchboard leases the space it currently occupies from ePresence under a sublease that expires on September 30, 2005. Under the current sublease agreement, Switchboard pays rent at a rate of $210,000 per year. Under its sublease agreements with ePresence, Switchboard recorded rent expense of $52,000 and $57,000 and paid ePresence $54,000 and $81,000 in the three months ended March 31, 2004 and 2003, respectively. Switchboard had $18,000 and $19,000 accrued under the sublease agreements as of March 31, 2004 and December 31, 2003, respectively. Switchboard believes that the amounts paid to ePresence under its services agreements and subleases with ePresence are competitive with amounts Switchboard would have paid to outside third parties for the same or similar services and leased space.

Certain directors of Switchboard hold positions as officers or directors of ePresence. The Chairman of the Board of Directors of Switchboard is also Chairman of the Board of Directors, President and Chief Executive Officer of ePresence. One director of Switchboard is Senior Vice President and Chief Financial Officer of ePresence. Another director of Switchboard is also a director of ePresence. In the three months ended March 31, 2004, a total of $23,000 in compensation was paid to these directors by Switchboard for their services. In the three months ended March 31, 2003, no compensation was paid to these directors.

I. Transaction Costs

On March 26, 2004, Switchboard announced a definitive agreement to be acquired by InfoSpace, Inc. (“InfoSpace”). In connection with the transaction, each outstanding share of Switchboard will be converted into a right to receive $7.75 per share in cash, without interest, and Switchboard will become a wholly owned subsidiary of InfoSpace. The transaction is expected to close during June 2004. The completion of the transaction is subject to several conditions, including the approval of both Switchboard’s and ePresence’s stockholders and regulatory approval. On May 10, 2004, Switchboard filed and on May [12], 2004, Switchboard mailed to its stockholders a definitive proxy statement regarding this matter. Investors and security holders are urged to read carefully that filing because it contains important information in connection with the proposed acquisition. In the three months ended March 31, 2004, Switchboard recorded $406,000 in fees associated with the transaction as a component of transaction costs.

On October 23, 2003, Switchboard filed a Registration Statement on Form S-1 in connection with a proposed underwritten offering of 8,815,171 shares of its common stock, plus an over-allotment option of 1,322,250 shares. Of the shares proposed to be sold, including the over-allotment option, 10,037,421 shares were proposed to be sold by ePresence and certain other selling stockholders, and 100,000 were proposed to be sold by Switchboard. The offering was initiated by ePresence in order to facilitate an orderly disposition of its Switchboard holdings in conjunction with ePresence’s announced plan of liquidation. In light of the proposed transaction with InfoSpace Switchboard expects to abandon this offering.

As of December 31, 2003, Switchboard had incurred $511,000 of costs associated with the offering. Switchboard classified these deferred offering costs as a long-term asset on its balance sheet as of December 31, 2003. In the three months ended March 31, 2004, Switchboard recorded as a component of non-recurring transaction costs $721,000 in expense associated with the proposed offering. This amount was comprised of the $511,000 of deferred costs at December 31, 2003 as well as $210,000 in costs incurred in the three months ended March 31, 2004.

J. Class Action Lawsuits

Switchboard, its former CEO and director Douglas J. Greenlaw, and its directors Dean Polnerow, William P. Ferry, Robert M. Wadsworth, Richard Spaulding and David Strohm have been named as defendants in a purported class action lawsuit filed by plaintiff David Osher in the Court of Chancery of the State of Delaware in and for New Castle County on March 26, 2004. The Company was served notice of this complaint on March 31, 2004. The complaint alleges, among other things, that the $7.75 per share consideration contemplated by the merger agreement with InfoSpace Inc. is unfair and grossly inadequate, that the director defendants failed to inform themselves of Switchboard’s market value and failed to act in the best interest of all of Switchboard’s stockholders, as opposed to the interests of ePresence in liquidating its holdings in Switchboard, and that the director defendants therefore breached their fiduciary duties to the public stockholders of Switchboard by approving the merger agreement and the transactions contemplated thereby. The complaint seeks injunctive relief and unspecified monetary damages. Switchboard believes that the litigation is without merit and intends to vigorously defend against such litigation.

Switchboard and its directors Dean Polnerow, William P. Ferry, Robert M. Wadsworth, Richard Spaulding, David Strohm, Stephen Killeen and Michael Ruffolo have been named as defendants in a purported class action lawsuit filed by plaintiff Clifford Peters in the Court of Chancery of the State of Delaware in and for New Castle County on May 12, 2004. The complaint alleges, among other things, that the proxy statement disseminated to Switchboard’s stockholders in connection with the merger agreement with InfoSpace Inc. contains material omissions and is materially misleading in a number of respects, constituting a breach of the defendants’ fiduciary duty of disclosure. The complaint seeks injunctive relief and unspecified monetary damages. Switchboard believes that the litigation is without merit and intends to vigorously defend against such litigation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Switchboard Incorporated

We have audited the accompanying consolidated balance sheets of Switchboard Incorporated as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Switchboard Incorporated at December 31, 2003 and 2002 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 27, 2004

except for Note T, as to which the date is

March 26, 2004

SWITCHBOARD INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,
	2003	2002
Assets:
Cash and cash equivalents	$47,265	$38,390
Marketable securities	6,591	3,589
Restricted cash (Note F)	36	1,640
Accounts receivable, net of allowance of $144 and $350, respectively	1,503	1,558

Other current assets	863	490

Total current assets	56,258	45,667

Marketable securities	1,960	10,244
Property and equipment, net	794	1,877
Deferred offering costs (Note G)	511	—

Total assets	$59,523	$57,788

Liabilities and stockholders’ equity:
Accounts payable	$1,398	$966
Accrued expenses	1,180	1,437
Deferred revenue	603	475
Payable related to acquisition	—	1,600
Note payable	—	1,099

Total current liabilities	3,181	5,577

Note payable	—	1,124

Total liabilities	3,181	6,701

Commitments and contingencies (Note L)		—

Stockholders’ equity:
Preferred Stock, $0.01 par value per share; 4,999,999 shares authorized and undesignated, none issued and outstanding	—	—
Series E special voting preferred stock, $0.01 par value per share; one share authorized and designated. No shares issued and outstanding	—	—
Common stock, $0.01 par value per share; authorized 85,000,000 shares. Issued 19,563,303 and 19,227,230 shares, respectively	196	192
Treasury stock, 386,302 shares at cost,	(1,255)	(1,255)
Additional paid-in capital	164,053	162,437
Note and interest receivable for issuance of restricted common stock	—	(1,520)
Unearned compensation	(32)	(178)
Accumulated other comprehensive income	51	156
Accumulated deficit	(106,671)	(108,745)

Total stockholders’ equity	56,342	51,087

Total liabilities and stockholders’ equity	$59,523	$57,788

See accompanying notes.

SWITCHBOARD INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Years Ended December 31,
	2003	2002	2001
Revenue	$15,192	$13,747	$13,326
Consideration given to a customer	—	(2,000)	(4,048)

Net revenue	15,192	11,747	9,278
Cost of revenue	2,925	3,744	3,518

Gross profit	12,267	8,003	5,760

Operating expenses:
Sales and marketing	3,264	4,683	24,606
Research and development	4,263	5,446	6,702
General and administrative	3,335	4,057	4,181
Amortization of goodwill, intangibles and other assets	—	—	719
Loss on Viacom transaction	—	—	22,203
Special (credit) charges	(35)	(262)	17,324

Total operating expenses	10,827	13,924	75,735

Income (loss) from operations	1,440	(5,921)	(69,975)

Other income (expense):
Interest income, net	766	1,712	3,426
Realized (loss) gain on sales of marketable securities, net	(1)	382	92
Other-than-temporary unrealized loss on investment	—	—	(55)
Other expense	(89)	(132)	(242)

Total other income	676	1,962	3,221

Income (loss) before income taxes	2,116	(3,959)	(66,754)
Provision for income taxes	42	—	—

Net income (loss)	$2,074	$(3,959)	$(66,754)

Net income (loss) per share:
Basic	$0.11	$(0.21)	$(2.83)

Diluted	$0.10	$(0.21)	$(2.83)

Weighted average number of common shares:
Basic	18,803	18,515	23,590
Diluted	19,882	18,515	23,590

See accompanying notes.

SWITCHBOARD INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share amounts)

	Series E Special Voting Preferred Stock		Common Stock		Treasury Stock at Cost
	Number of Shares	Value	Number of Shares	Value	Number of Shares	Value	Additional Paid in Capital	Note Receivable	Contribution Receivable	Unearned Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance, December 31, 2000	1	$—	25,633,614	$256	—	$—	$182,342	$—	$(54,204)	$—	$368	$(38,032)	$90,730
Issuance of common stock under stock option and stock purchase plans	—	—	120,011	1	—	—	259	—	—	—	—	—	260
Expenses resulting from issuance of common stock and warrants related to third party agreements	—	—	—	—	—	—	(110)	—	—	—	—	—	(110)
Unearned compensation associated with grant of below market stock options to an employee	—	—	—	—	—	—	436	—	—	(436)	—	—	—
Amortization of unearned compensation	—	—	—	—	—	—	—	—	—	102	—	—	102
Restructuring of Viacom Inc. relationship	(1)	—	(7,488,560)	(74)	—	—	(22,246)	—	44,524	—	—	—	22,204
Non-cash advertising and promotion expenses	—	—	—	—	—	—	—	—	9,680	—	—	—	9,680
Change in net unrealized gain on investments	—	—	—	—	—	—	—	—	—	—	555	—	555
Net loss	—	—	—	—	—	—	—	—	—	—	—	(66,754)	(66,754)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(66,199)

Balance, December 31, 2001	—	—	18,265,065	183	—	—	160,681	—	—	(334)	923	(104,786)	56,667
Issuance of common stock under stock option and stock purchase plans	—	—	125,863	—	—	—	316	—	—	—	—	—	316
Issuance of common stock to officer under stock incentive plan	—	—	450,000	5	—	—	1,444	(1,449)	—	—	—	—	—
Issuance of common stock under warrant agreement	—	—	386,302	4	—	—	(4)	—	—	—	—	—	—
Repurchase of shares	—	—	—	—	386,302	(1,255)	—	—	—	—	—	—	(1,255)
Interest due under note receivable	—	—	—	—	—	—	—	(71)	—	—	—	—	(71)
Amortization of unearned compensation	—	—	—	—	—	—	—	—	—	156	—	—	156
Change in net unrealized gain on investments	—	—	—	—	—	—	—	—	—	—	(767)	—	(767)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(3,959)	(3,959)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	(4,726)

Balance, December 31, 2002	—	—	19,227,230	192	386,302	(1,255)	162,437	(1,520)	—	(178)	156	(108,745)	51,087
Issuance of common stock under stock option and stock purchase plans	—	—	561,073	6	—	—	2,339	—	—	—	—	—	2,345
Repurchase and retirement of unvested restricted common stock	—	—	(225,000)	(2)	—	—	(723)	725	—	—	—	—	—
Interest due under note receivable	—	—	—	—	—	—	—	(56)	—	—	—	—	(56)
Repayment of note receivable for issuance of common stock	—	—	—	—	—	—	—	851	—	—	—	—	851
Amortization of unearned compensation	—	—	—	—	—	—	—	—	—	146	—	—	146
Change in net unrealized gain on investments	—	—	—	—	—	—	—	—	—	—	(105)	—	(105)
Net income	—	—	—	—	—	—	—	—	—	—	—	2,074	2,074

Comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	1,969

Balance, December 31, 2003	—	$—	19,563,303	$196	386,302	$(1,255)	$164,053	$—	$—	$(32)	$51	$(106,671)	$56,342

See accompanying notes.

SWITCHBOARD INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net income (loss)	$2,074	$(3,959)	$(66,754)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,213	1,551	2,649
Amortization of unearned compensation	146	156	102
Gain on sale of marketable securities	1	(414)	—
Loss on disposal of property and equipment	2	—	176
Amortization of AOL assets	—	2,000	4,048
Non-cash advertising and promotion expense	—	—	9,680
Loss on Viacom Inc. transaction	—	—	22,203
Special (credit) charges, non-cash portion	(35)	(262)	16,955
Other-than-temporary unrealized loss on available for sale investments	—	6	55
Expenses resulting from issuance of common stock and warrants related to third party agreements	—	—	(110)
Changes in operating assets and liabilities:
Accounts receivable	55	76	3,937
Other current assets	(372)	763	(4,654)
Other assets	(511)	95	1,833
Directory services agreement	—	(2,000)	—
Accounts payable	432	(1,313)	991
Accrued expenses	(118)	(325)	(1,266)
Accrued restructuring	(7)	(922)	1,410
Deferred revenue	128	(286)	(751)
Increase in accrued interest receivable	71	(71)	—

Net cash provided by (used in) operating activities	3,079	(4,905)	(9,496)
Cash flows from investing activities:
Purchases of property and equipment	(132)	(847)	(2,942)
Decrease (increase) in restricted cash	1,604	(766)	(874)
Proceeds from sales (purchases )of marketable securities, net	5,178	40,687	(2,383)

Net cash provided by (used in) investing activities	6,650	39,074	(6,199)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	2,345	316	260
Proceeds from receipts on note receivable for issuance of common stock	724	—	—
Purchase of treasury stock	—	(1,255)	—
Proceeds from issuance of note payable	—	2,747	—
Proceeds from sales-type leases	—	—	1,101
Settlement of Envenue litigation	(1,700)	—	—
Payments on capital leases and notes payable	(2,223)	(1,799)	(226)

Net cash (used in) provided by financing activities	(854)	9	1,135

Net increase (decrease) in cash and cash equivalents	8,875	34,178	(14,560)
Cash and cash equivalents at beginning of year	38,390	4,212	18,772

Cash and cash equivalents at end of year	$47,265	$38,390	$4,212

Supplemental schedule of cash flow information:
Interest paid	$74	$161	$66
Income taxes paid	$13	$20	$—
Supplemental statement of non-cash investing and financing activity:
Repurchase and retirement of restricted stock and reduction of note receivable	$725	$—	$—
Benefit from disqualifying dispositions and employee exercises of non-qualified stock options	$42	$—	$—
Note receivable from officer for issuance of common stock	$—	$1,449	$—
Asset and liability related to AOL Directory Agreement	$—	$12,000	$—
Unrealized loss (gain) on investments	$105	$767	$(555)

See accompanying notes.

SWITCHBOARD INCORPORATED

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2003

A. Nature of Business

Switchboard Incorporated, a Delaware corporation (“Switchboard”), commenced operations in February 1996. From Switchboard’s inception (February 19, 1996) until its initial public offering on March 7, 2000, Switchboard was a unit and later a subsidiary of ePresence Inc. (“ePresence”). As of December 31, 2003, ePresence beneficially owned approximately 51.1% of Switchboard’s common stock. Switchboard is a provider of local online advertising products, enabled by its consumer-oriented online yellow and white pages directory technology.

Switchboard generates revenue primarily from merchant and national advertisers that pay to advertise in the Switchboard-powered yellow pages directories of its licensees, as well as in its own directory website, www.switchboard.com. Switchboard licenses its yellow pages directory technology to Internet portals, traditional yellow pages publishers and newspaper publishers. Switchboard operates in one business segment as a provider of advertising solutions through its web-hosted directory technologies and customized yellow pages directory technology, and classifies its revenue into two categories, namely net merchant network revenue and national banner and site sponsorship revenue.

Net merchant network revenue includes revenue from various licensing agreements with Switchboard’s directory technology licensees and also includes engineering and other fees for services provided to support the directories and programs of Switchboard’s licensees. In addition, net merchant network revenue includes revenue from running priority placement, local performance based, and content targeted advertising in the Switchboard.com yellow pages directory, and building and hosting websites for local merchant advertisers. During the years ended December 31, 2003, 2002 and 2001, net merchant network revenue comprised 88.4%, 87.9% and 66.9% of our net revenue, respectively.

Switchboard also continues to generate revenue from the sale of national banner and site sponsorship advertising on white and yellow pages, as well as maps pages, across both www.switchboard.com and the websites of several directory technology licensees. During the years ended December 31, 2003, 2002 and 2001, 11.6%, 12.1% and 33.1% of Switchboard’s net revenue, respectively, was derived from the sale of national banner and site sponsorship advertising.

Switchboard is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, acceptance and effectiveness of Internet advertising, dependence on principal products and third-party technology, new product development, new product introductions and other activities of competitors, dependence on key personnel, security and privacy issues, dependence on strategic customer and vendor relationships and limited operating history.

Switchboard has experienced substantial net losses since its inception and, as of December 31, 2003, had an accumulated deficit of $106.7 million. Such losses and accumulated deficit resulted from Switchboard’s lack of substantial revenue and significantly increased costs incurred in the development of Switchboard’s products and services, in the preliminary establishment of Switchboard’s infrastructure and in the development of Switchboard’s brand. Switchboard expects to continue to incur significant operating expenses in order to execute its current business plan, particularly sales and marketing and product development expenses. Switchboard believes that the funds currently available would be sufficient to fund operations for the foreseeable future.

B. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying financial statements, which are derived from both the independent books and records of Switchboard and its subsidiaries and the historical books and records of ePresence, include the assets, liabilities, revenues and expenses of Switchboard at historical cost. Intercompany accounts and transactions have been eliminated.

These financial statements are intended to present management’s estimates of the results of operations and financial condition of Switchboard as if it had operated as a stand-alone company since inception. Certain of the costs and expenses are management estimates of the cost of services provided by ePresence and its subsidiaries. As a result, the financial statements presented may not be indicative of the results that would have been achieved had Switchboard operated as a nonaffiliated entity.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent liabilities at the period end, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Marketable Securities

Switchboard considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Those instruments with maturities as of the balance sheet date between three and twelve months are considered to be short-term marketable securities, and investments with maturities as of the balance sheet date of greater than one year are classified as long-term marketable securities. Cash equivalents and marketable securities are carried at market, and consist primarily of interest bearing deposits with major financial institutions.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115 “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”), Switchboard classifies all of its marketable equity securities as available for sale securities. These securities are valued at fair value and consist primarily of U.S government securities, corporate and municipal issues and interest bearing deposits with major banks. Unrealized holdings gains and losses are reported as a component of accumulated other comprehensive income, a separate component of Stockholders’ Equity. Other-than-temporary unrealized losses are reported as a component of other income (expense) within the Statement of Operations.

In 2003, 2002 and 2001, purchases of marketable securities were $285,000, $12.8 million and $81.9 million, respectively. In 2003, 2002 and 2001, proceeds from sales and maturities of marketable securities were $5.5 million, $53.5 million and $79.5 million, respectively. In 2002, Switchboard recorded $57,000 in realized losses on marketable securities.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated asset lives:

Computers, peripherals and servers	3 years
Office equipment	3-5 years
Software	3 years
Furniture and fixtures	5 years

Leasehold improvements are depreciated over the asset’s estimated useful life or the remaining life of the lease, whichever is shorter. Maintenance and repairs are charged to expense when incurred, while betterments are capitalized. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective amounts and any gain or loss is reflected in operations.

Goodwill and Intangibles

Switchboard recorded amounts in excess of assets acquired pursuant to its acquisition of Envenue, Inc. (“Envenue”) in November 2000 as goodwill. Pursuant to a distribution agreement Switchboard entered into with America Online, Inc. (“AOL”, the “Directory Agreement”), Switchboard issued shares of its common stock to AOL. The value of these shares of common stock had been recorded as an intangible asset, and had been amortized on a straight-line basis over the life of the Directory Agreement. As of December 31, 2001, Switchboard evaluated the net realizable value of all of its assets related to AOL and Envenue as a result of lower than anticipated revenues in accordance with Statement of Financial Accounting Standards No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” (“SFAS 121”) and determined that both its assets related to AOL and Envenue had been impaired. As a result, Switchboard recorded a loss on impairment as a component of its special charge in 2001 (Notes E, F and Q).

Impairment of Long-Lived Assets

In accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets and Long-Lived Assets” (“SFAS 144”), Switchboard periodically evaluates its long-lived assets for potential impairment. Potential impairment is assessed when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. Recoverability of these assets is assessed based on undiscounted expected future cash flows from the assets, considering a number of factors including past operating results, budgets and economic projections, market trends and product development cycles. An impairment in the carrying value of each asset is assessed when the undiscounted expected future cash flows derived from the asset are less than its carrying value. Switchboard believes that there has been no impairment of its long-lived assets as of December 31, 2003 and 2002.

Advertising Expense

Advertising costs are expensed as incurred and totaled $34,000 and $15,430,000 in the years ended December 31, 2002 and 2001, respectively. In 2001, the costs included $9,680,000 of non-cash advertising received from Viacom Inc. (formerly CBS Corporation) (Note K).

Revenue Recognition

Switchboard generates its revenue primarily from merchant advertising placements promoted in the Switchboard-powered directories of its licensees, as well as in its own directory website. Generally, revenue is recognized as services are provided, so long as no significant obligations remain and collection of the resulting receivable is probable. Switchboard believes that it is able to make reliable judgments regarding the creditworthiness of its customers based upon historical and current information available to Switchboard. There can be no assurances that Switchboard’s payment experience with its customers will be consistent with past experience or that the financial condition of these customers will not decline in future periods, the result of which could be the failure to collect invoiced amounts. Some of these amounts could be material, resulting in an increase in Switchboard’s provision for bad debts.

Switchboard licenses its directory technology to its licensees. Licensees can enter into a development and licensing arrangement with Switchboard whereby Switchboard creates and/or modifies a private labeled web-hosted directory. Switchboard recognizes revenue under these agreements when evidence of an arrangement exists, the related fee is fixed or determinable, and collection of the fee is reasonably assured, in accordance with Staff Accounting Bulletin No. 101 (“SAB”) and No. 104, “Revenue Recognition in Financial Statements” (“SAB Nos. 101 and 104”). Revenue received by Switchboard for such development and licensing arrangements is deferred until such time as the customer accepts the directory.

Switchboard considers customer acceptance to occur at the time the directory is made accessible to the licensee for general use. After acceptance by the customer, revenue from such development and licensing agreements is recognized on a straight-line basis over the remaining life of the agreement. Once the web-hosted directory is operational, Switchboard may earn additional fees based on the number of merchants promoted within the directory. Per merchant license fees or additional engineering and other services fees are recognized as earned. Per merchant fees are considered earned in the period during which the merchant advertisement is displayed in our website and/or the website of our licensees. Additional engineering and other services fees are considered earned in the period during which the services were provided.

Switchboard’s most significant licensee is America Online, Inc. (“AOL”). Revenues recognized under Switchboard’s agreement with AOL are recognized in accordance with SAB Nos. 101 and 104. Prior to October 2003, Switchboard received a share of directory advertisement revenue earned by AOL from the sales of advertisements on the yellow pages directory it provides to AOL, less an estimate for amounts deemed uncollectible by AOL. Switchboard recorded as merchant licensing revenue the net amount received from AOL in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” (“EITF No. 99-19”), as it is earned. Switchboard considers this merchant licensing revenue earned during the period that AOL displays the advertisements sold to its customers in its yellow page directory. Switchboard also earns revenue from AOL through the provision of engineering and other services to AOL. Switchboard considers the delivery of engineering and other services to be a separate earnings process and recognizes revenue from engineering and other services in the period during which these services are delivered. Subsequent to October 2003, Switchboard receives an annual license fee. Switchboard bifurcates this amount between merchant and platform licensing fees and engineering services fees. Switchboard recognizes revenue from merchant and platform licensing fees as earned. Switchboard considers revenue from merchant and platform licensing earned as it provides AOL the yellow pages directory and displays AOL’s advertisers in the Switchboard.com yellow pages. In addition, included as an offset to revenue is consideration given to AOL, for which the benefits of such consideration are not separately identifiable from the revenue obtained from AOL.

Switchboard sells national and local advertisements in Switchboard.com through its direct sales force, as well as through third-parties. For these advertisements, Switchboard is generally paid a monthly fee based on the number of advertisements placed into www.switchboard.com. Switchboard recognizes this monthly fee as revenue as it is earned. Switchboard considers this fee earned during the period that they provide the advertising on www.switchboard.com.

Deferred revenue is principally comprised of billings relating to advertising agreements and licensing fees received pursuant to advertising or services agreements in advance of revenue recognition. Unbilled receivables are principally comprised of revenues earned and recognized in advance of invoicing customers, resulting primarily from contractually defined billing schedules.

Cost of Revenue

Switchboard’s cost of revenue consists primarily of expenses paid to third parties under data licensing and website creation and hosting agreements, search engine database inclusion expenses and employee compensation expense associated with the delivery of additional engineering, as well as other direct expenses incurred to maintain the operations of Switchboard’s website and the web-hosted platforms of its licensees. Expenses associated with data licensing are largely fixed in nature and are recorded as expense on a straight-line basis. Direct expenses incurred to maintain the operations of Switchboard’s website and those of its licensees are recorded as expense as incurred. Website creation and hosting expenses and search engine database inclusion expenses are variable based upon the number of merchants receiving website services and the amount of search engine database inclusion purchased. Switchboard recognizes these expenses as the website creation and hosting expense and search engine database inclusion expenses are incurred. Employee compensation expense associated with the delivery of additional engineering is recorded as a cost of revenue in the period during which the additional engineering was performed.

Risks, Concentrations and Uncertainties

Switchboard invests its cash and cash equivalents primarily in deposits, money market funds and investment grade securities with financial institutions. Switchboard has not experienced any material realized losses to date on its invested cash.

A potential exposure to Switchboard is a concentration of credit risk in accounts receivable. Switchboard minimizes this risk by maintaining reserves for credit losses and, to date, such losses have been within management’s expectations. These expectations are based on historical experience, analysis of information currently available to Switchboard with respect to its customer’s financial position, as well as various other factors. As of December 31 2002, AOL accounted for 28.8% of accounts receivable. AOL accounted for 41.2% and 41.8% of net revenue for the years ended December 31, 2003 and 2002, respectively. One customer accounted for 11.6% of net revenue in the year ended December 31, 2001.

Income Taxes

Switchboard accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which those temporary differences are expected to be recovered or settled. A deferred tax asset is established for the expected future benefit of net operating loss and tax credit carry-forwards. A valuation reserve against net deferred tax assets is required if, based upon available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Fair Value of Financial Instruments

The carrying amounts of Switchboard’s financial instruments, which include cash equivalents, marketable securities, accounts receivable, accounts payable, accrued expenses and a note payable, approximate their fair values.

Accounting for Stock-Based Compensation

Switchboard accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board (“APB”) No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Switchboard’s common stock at the date of grant. Switchboard has adopted the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) through disclosure only (Note N). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS 123.

At December 31, 2003, Switchboard has three stock-based employee compensation plans as defined by SFAS 148, which are more fully described in Note N. Switchboard accounts for those plans under the recognition and measurement principles of APB 25 and related interpretations. The table below illustrates the effect on the net income (loss) if Switchboard had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation (in thousands, except per share data). Because options vest over several years and additional option grants are expected to be made in future years, the below pro-forma effects are not necessarily indicative of the pro-forma effects on future years.

	Years Ended December 31,
	2003	2002	2001
Net income (loss) attributable to common stockholders as reported	$2,074	$(3,959)	$(66,754)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	146	156	102
Add: Adjustment for previously amortized expense associated with the unvested portion of options canceled in the period	304	2,557	892
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,756)	(3,777)	(6,460)

Pro-forma net income (loss)	$768	$(5,023)	$(72,220)

Pro forma net income (loss) per share:
Basic	$0.04	$(0.27)	$(3.06)

Diluted	$0.04	$(0.27)	$(3.06)

Weighted average number of common shares:
Basic	18,803	18,515	23,590
Diluted	19,882	18,515	23,590

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in each of the following periods:

	Years Ended December 31,
	2003	2002	2001
Dividend yield	0%	0%	0%
Expected volatility	122%	130%	130%
Average risk free interest rate	2.9%	3.9%	4.3%
Expected lives	4 years	4 years	4 years

The weighted average grant date fair values using the Black-Scholes option pricing model were $5.19, $3.28 and $3.99 during the years ended December 31, 2003, 2002 and 2001, respectively.

Net Income (Loss) per Share

Basic net income (loss) per share is computed using the weighted average number of shares of common stock outstanding less any restricted shares. Diluted income (loss) per share includes the dilutive effect of potential common shares outstanding during the period. Potential common shares result from the assumed exercise of outstanding stock options and warrants, the proceeds of which are then assumed to have been used to repurchase outstanding common stock using the treasury stock method. Potential common shares also include the unvested portion of restricted stock, as well as the effect of unearned compensation resulting from the unvested portion of stock options issued at an exercise price lower than the market price on the date of issuance of the stock option.

A reconciliation of basic and diluted weighted average shares outstanding is as follows (in thousands):

	For the Years Ended December 31,
	2003	2002	2001
Basic weighted average shares outstanding	18,803	18,515	23,590
Effect of dilutive common stock equivalents	1,079	—	—

Diluted weighted average shares outstanding	19,882	18,515	23,590

During the years ended December 31, 2003, 2002 and 2001, options to purchase 1,176,834, 3,566,603 and 4,206,080 shares of common stock, respectively, warrants for none, 918,468 and 918,468 shares of common stock, respectively, and restricted common stock of none, 300,000 and 746,260, respectively, were not included in the computation of diluted net income (loss) per share since their inclusion would be antidilutive.

Comprehensive Loss

Switchboard adheres to SFAS No. 130, “Reporting Comprehensive Income”, which requires companies to report all changes in stockholders’ equity during a period, except those resulting from investment by owners and distribution to owners, in comprehensive income in the period in which they are recognized.

Recent Accounting Pronouncements

In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN 46R), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” which was issued in January 2003. Switchboard will be required to apply FIN 46R to variable interests in variable interest entities created after December 31, 2003. The adoption of FIN 46R did not have a material effect on Switchboard’s financial position, results or operations or cash flows.

C. Barter Transactions

Switchboard had no barter transactions in the years ended December 31, 2003 and 2002. Switchboard had barter transactions totaling $836,000, or 9.0% of net revenue, for the year ended December 31, 2001 in which Switchboard received promotion in exchange for promotion on Switchboard’s website or through direct e-mail distributions. Revenue from advertising barter has been valued based on similar cash transactions which occurred within six months prior to the date of the barter transaction in accordance with EITF Issue No. 99-17 “Accounting for Advertising Barter Transactions”.

D. Property and Equipment

Property and equipment consisted of the following:

	December 31,
	2003	2002
	(in thousands)
Computers, peripherals and servers	$4,225	$4,250
Office equipment	204	236
Software	880	882
Furniture and fixtures	5	5
Leasehold improvements	326	326

	5,640	5,699
Accumulated depreciation	(4,846)	(3,822)

Total	$794	$1,877

Depreciation expense and amortization of leased assets for the years ended December 31, 2003, 2002 and 2001 was $1,213,000, $1,521,000 and $1,235,000, respectively.

E. AOL

In December 2000, Switchboard entered into a Directory Agreement with AOL to develop a new directory and local advertising platform and product set to be featured across specified AOL properties (the “Directory Platform”). In November 2001, April 2002, August 2002, November 2002 and October 2003, certain terms of the agreement were amended. Under the original four-year term of the amended Directory Agreement, Switchboard was to have shared with AOL specified directory advertisement revenue. In general, Switchboard received a majority of the first $12.0 million of such directory advertisement revenue, less any billable engineering revenue earned from AOL after June 30, 2002, and a lesser share of any additional directory advertisement revenue over and above the initial $12.0 million pursuant to the August 2002 amendment. Switchboard paid AOL and recorded an asset of $13.0 million at the signing of the original Directory Agreement. Following the incorporation of the Directory Platform on the AOL.com, AOL Service and Digital City properties (“AOL Roll-In”) in January 2002, Switchboard recorded a second asset and a liability related to future payments of $13.0 million. In April 2002, Switchboard established an additional asset and liability of $1.0 million and paid $2.0 million upon the execution of the April 2002 amendment. Under the April 2002 amended agreement, Switchboard was scheduled to make six additional quarterly payments of $2.0 million each, replacing the $13.0 million originally owed upon the AOL Roll-In.

The August 2002 amendment, among other things, eliminated the $12.0 million in remaining additional payments established in the April 2002 amendment. AOL committed to pay Switchboard at least $2.0 million in consulting or service fees over the term of the agreement under a payment schedule which ended in September 2002, of which AOL paid all $2.0 million and Switchboard delivered all $2.0 million in services to AOL. In addition, Switchboard was required to provide up to 300 hours of engineering services per month to AOL at no charge, if requested by AOL for the term of the agreement. These 300 hours were provided to support the Directory Platform, from which we shared in directory revenue over the term of the amended agreement. Any engineering services provided by Switchboard in excess of 300 hours per month were charged to AOL on a time and materials basis. AOL typically exceeds these 300 hours each month. In 2003, 2002 and 2001, consulting and service fees totaled $2.0 million, $1.5 million and $1.9 million, respectively.

The October 2003 amendment, among other things, extended the term of the agreement for an additional year until December 11, 2005, and provides that Switchboard will receive $4.8 million annually from AOL, payable in monthly increments of $400,000, in exchange for providing, maintaining and customizing the AOL yellow pages directory technology and inclusion of current AOL merchants in Switchboard’s yellow pages directory. In addition, the amended agreement creates the opportunity for both parties to share in revenue generated from advertising products that combine both AOL’s and Switchboard’s consumer audience. The revenue sharing arrangement, based on a percentage of AOL merchant subscription revenue, that was previously in effect has been eliminated. AOL and Switchboard are now able to sell advertising products offering both local merchant and national advertisers access to the combined consumer audience of both AOL and Switchboard yellow pages. As part of the consideration for the $4.8 million annual fee, if requested by AOL, Switchboard is obligated to provide AOL with up to 3,000 hours of engineering services per fiscal quarter in order to customize and further AOL’s directory platform. In addition, AOL may carry-over up to 1,000 of its unused engineering hours into the next quarter. At no time at the end of any fiscal quarter may the unused hours carried forward exceed 1,000 hours. Revenue attributable to any unused hours that are carried forward into the following fiscal quarter are valued using Switchboard’s standard hourly rates for engineering services and deferred until the hours carried forward are either used or the right to use them expires. Switchboard bills AOL on a time and materials basis for any hours of engineering services in excess of the 3,000 hours per quarter and recognizes this revenue during the period in which the engineering services are delivered. The October 2003 amended agreement is subject to earlier termination upon the occurrence of specified events, including, without limitation (1) Switchboard being acquired by one of certain third parties, or (2) AOL acquiring one of certain third parties and AOL paying Switchboard a termination fee of $25.0 million.

Subsequent to the October 2003 amendment to the AOL agreement, Switchboard has bifurcated the monthly fee received from AOL into a directory license fee and an engineering service fee in accordance with EITF No. 00-21, “Revenue Arrangement with Multiple Deliverables” (“EITF No. 00-21”) and SAB 104. EITF 00-21 and SAB 104 allow for accounting for separate elements of contract if the elements qualify as separate accounting units, and if vendor specific evidence of fair value can be established for each element under the arrangement. If vendor specific evidence of fair value cannot be established for all elements under the arrangement, but can be established for the undelivered elements, value may be allocated to the delivered elements based on the residual method. Switchboard has established vendor specific evidence of fair value for the engineering services and has allocated remaining value to the license fees. Switchboard recognizes revenue for each element in accordance with SAB 101 and 104, when evidence of an arrangement exists, fees are fixed and determinable, services have been delivered and collectibility is assured.

In connection with entering into the Directory Agreement, in December 2000, Switchboard issued to AOL 746,260 shares of its common stock, which were restricted from transfer until the AOL Roll-In, which occurred on January 2, 2002. Switchboard valued these shares using the fair market value for its common stock at the time of issuance, recording an asset of $3.1 million in December 2000. Switchboard also agreed to issue to AOL an additional 746,260 shares of common stock if the Directory Agreement continued after two years and a further 746,260 shares of common stock if the Directory Agreement continued after three years. Under the amended agreement, the requirement to issue additional shares upon the two and three-year continuations has been eliminated. If Switchboard renews the Directory Agreement with AOL for at least an additional four years after the initial amended five-year term, it is required to issue to AOL a warrant to purchase up to 721,385 shares of common stock at a per share purchase price of $4.32. Switchboard will record the value of this potential warrant when it is issuable.

The $13.0 million paid and the value of the stock issued upon the signing of the Directory Agreement was amortized on a straight-line basis over the original four-year estimated life of the agreement. In accordance with EITF Issue

01-9 “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)”, Switchboard recorded the amortization of its AOL asset as an offset to merchant network revenue of $2.0 million and $4.0 million in 2002 and 2001, respectively. As of December 2001 and as part of the September 2002 restatement of Switchboard’s Annual Report on Form 10-K for the year ended December 31, 2001, the remaining unamortized amounts were written down to zero as a result of an impairment analysis as of December 31, 2001 (Note Q). In 2002, Switchboard recorded amortization based upon the remaining net book value of its AOL assets established upon the AOL Roll-In and April 2002 amendment on a straight-line basis over the remaining term of the amended agreement.

As a result of the elimination in the August 2002 amendment of the remaining $12.0 million owed to AOL, an adjustment to amortization of consideration given to a customer of $482,000 was recorded in 2002, offsetting amortization recorded in the period. Throughout the remaining initial term of the amended agreement, Switchboard will no longer record amortization of consideration given to AOL as these assets are now fully amortized and no further consideration is due AOL. The following table illustrates the amounts provided to AOL and the associated amortization expense and impairment charge in each of the years ended December 31, 2000, 2001 and 2002 (in thousands).

	Years ended December 31,
	2000	2001	2002
Net value of AOL related assets at beginning of period	$—	$15,771	$—
Value of stock issued to AOL(a)	3,183	—	—
Cash paid to AOL(b)	13,000	—	2,000
Amortization of AOL assets(c)	(412)	(4,048)	(2,000)
Impairment of AOL assets(d)	—	(11,723)	—

Net value of AOL related assets at end of period	$15,771	$—	$—

(a)	Recorded as a component of other assets.
(b)	Recorded as prepaid Directory Agreement.
(c)	Recorded as consideration given to a customer.
(d)	Recorded as a component of special charges.

Revenue recognized from AOL, net of amortization of consideration given to AOL, was $6,265,000, or 41.2% of net revenue, $4,906,000, or 41.8% of net revenue, and $26,000 in 2003, 2002 and 2001, respectively. Net amounts due from AOL included in accounts receivable at December 31, 2002 were $549,000. There were no amounts due from AOL at December 31, 2003. As of December 31, 2003, AOL beneficially owned 7.8% of Switchboard’s outstanding common stock.

F. Envenue Acquisition

On November 24, 2000, Switchboard acquired Envenue, a wireless provider of advanced product searching technologies designed to drive leads to traditional retailers. The transaction was accounted for as a purchase. The total purchase price included consideration of $2.0 million in cash, which was to be paid on or before May 24, 2002, and $38,000 in recorded value of stock options to purchase 10,200 shares of Switchboard’s common stock issued to non-employees. Switchboard used the Black-Scholes option pricing model to determine the fair value of the options granted. Switchboard did not pay the $2.0 million on or before May 24, 2002, as it was involved in a contractual dispute with the previous owners of Envenue. In June 2002, Switchboard placed $2.0 million into an escrow account, which was to be held until the resolution of this dispute. In October 2002, Switchboard paid $410,000 out of the escrowed funds, representing the undisputed portion of the purchase price plus interest from the original maturity date to the former stockholders of Envenue. The remaining $1.6 million of the purchase price, which was non-interest bearing, was classified separately in the accompanying financial statements as of December 31, 2002. Switchboard recorded $1.6 million as restricted cash at December 31, 2002 related to the cash held in escrow. In June 2003, Switchboard paid the former owners of Envenue $1.7 million to settle all claims related to the acquisition of Envenue. As a result, Switchboard no longer has funds in escrow related to the matter.

Switchboard recorded $2,285,000 of goodwill from the acquisition in 2000 and was amortizing this goodwill on a straight-line basis using an estimated useful life of 5 years. In December 2001, Switchboard exercised its rights under the acquisition agreement to substantially reduce the funding of its Envenue acquisition. Additionally, Switchboard evaluated the carrying value of its goodwill in Envenue, and determined it would not be fully recovered through estimated undiscounted future operating cash flows. As a result during the three months ending December 31, 2001, Switchboard recorded an impairment charge of $1,859,000 related to the Envenue goodwill. This impairment charge was recorded as a component of special charges within the Switchboard’s statement of operations (Note Q).

G. Deferred Offering Costs

On October 23, 2003, Switchboard filed a Registration Statement on Form S-1 in connection with a proposed underwritten offering of 8,815,171 shares of its common stock, plus an over-allotment option of 1,322,250 shares. Of the shares proposed to be sold, including the over-allotment option, 10,037,421 shares are proposed to be sold by ePresence, Inc. and certain other selling shareholders, and 100,000 are proposed to be sold by Switchboard. The offering is being initiated by ePresence in order to facilitate an orderly disposition of its Switchboard holdings in conjunction with its announced plan of liquidation. At the completion of the offering, Switchboard anticipates that ePresence will continue to own 5.6% of Switchboard’s shares. If the over-allotment option is exercised and the additional 1,322,250 shares are sold, ePresence will no longer own any shares of Switchboard. The sale of ePresence’s entire holdings of Switchboard stock is subject to the approval of ePresence’s shareholders. However, ePresence may sell up to approximately 5.4 million of its shares of Switchboard stock without shareholder approval.

As of December 31, 2003, Switchboard had incurred $511,000 of costs associated with the offering, of which $15,000 was paid in 2003. Switchboard has classified these deferred offering costs as a long-term asset on its balance sheet as of December 31, 2003. Switchboard anticipates offsetting these costs with proceeds received from the offering.

H. Marketable Securities

The following is a summary of investments at December 31, 2003 and 2002 (in thousands):

2003		Unrealized
	Amortized Cost	Gains	Losses	Estimated Fair Value
Short Term
U.S. corporate debt securities	$506	$7	$—	$513
U.S. Government obligations	6,039	39	—	6,078

Total short term investments	6,545	46	—	6,591

Long Term
U.S. corporate debt securities	555	5	—	560
Municipal obligations	1,400	—	—	1,400

Total long term investments	1,955	5	—	1,960

Total investments	$8,500	$51	$—	$8,551

2002		Unrealized
	Amortized Cost	Gains	Losses	Estimated Fair Value
Short Term
U.S. corporate debt securities	$1,540	$7	$—	$1,547
U.S. Government obligations	2,032	10	—	2,042

Total short term investments	3,572	17	—	3,589

Long Term
U.S. corporate debt securities	2,548	42	—	2,590
U.S. Government obligations	6,057	97	—	6,154
Municipal obligations	1,500	—	—	1,500

Total long term investments	10,105	139	—	10,244

Total investments	$13,677	$156	$—	$13,833

In August 1999, in connection with a Development, Access and License agreement with a third party, Switchboard was issued a warrant for 150,000 shares of common stock, with an exercise price of $9.19 per share. In September 2001 and March 2002, Switchboard assessed a decline in market value of the third party’s publicly traded common stock and determined that the decline in value was other-than-temporary. As a result, Switchboard recorded as a component of other income and expense unrealized losses on investments of $6,000 and $55,000 in the years ended December 31, 2002 and 2001, respectively. In June 2002, the warrant expired.

In June 2002, Switchboard entered into a loan and security agreement (the “SVB Financing Agreement”) with Silicon Valley Bank (“SVB”) (Note P). As a result of the conditions contained within the SVB Financing Agreement, Switchboard liquidated $35.7 million in marketable securities previously held at Fleet for transfer to SVB. This liquidation resulted in $402,000 in realized gains during 2002.

I. Accrued Expenses

Accrued expenses consist of the following at:

	December 31,
	2003	2002
	(in thousands)
Compensation	$787	$776
Professional services	196	260
Other	197	401

Total	$1,180	$1,437

J. Related Parties

Under an agreement dated March 7, 2000, ePresence provided certain administrative, technical support and equipment maintenance services for Switchboard. Following the expiration of the March 2000 agreement, Switchboard and ePresence entered into a corporate services agreement dated March 7, 2002, under which ePresence provided Switchboard with telephone service and support only, for an amount of $75,000 per year. The March 2002 agreement included past services incurred since the March 7, 2001 expiration of the previous agreement, as well as telephone services through February 28, 2003. The March 2002 agreement expired in February 2003. Switchboard entered into a new agreement with ePresence dated March 1, 2003 to provide telephone service and support only from March 2003 through December 2003 for $62,500. As of both December 31, 2003 and 2002, Switchboard had accrued expenses of $6,000 related to these services. For these services Switchboard paid ePresence $75,000, $131,000 and $29,000 in 2003, 2002 and 2001, respectively.

Switchboard leased the space it occupied in 2003 under a sublease it entered into in January 2003, which expired on December 31, 2003. Switchboard leased the space it occupied in 2002 and 2001 under a sublease entered into in January 2001, which expired on December 31, 2002. Under these subleases, Switchboard paid approximately $251,000, $475,000 and $488,000 to ePresence during 2003, 2002 and 2001, respectively, and had $19,000 and $43,000 accrued related to the lease as of December 31, 2003 and 2002, respectively. Previous to the January 2001 sublease agreement, Switchboard paid ePresence rent in an amount that was approximately equal to its pro rata share of ePresence’s rent and occupancy costs. Switchboard’s share of ePresence’s rent and occupancy costs was $51,000 in 2001. In January 2004, Switchboard entered into a new lease agreement with ePresence to lease the space it occupies for a gross annual base rent of $210,000 per year, which expires on September 30, 2005. Minimum lease payments to ePresence are $210,000 and $157,000 in 2004 and 2005, respectively. Switchboard believes that the amounts paid to ePresence under its services agreements and subleases with ePresence are competitive with amounts Switchboard would have paid to outside third parties for the same or similar services and leased space.

Certain directors of Switchboard hold positions as officers or directors of ePresence. The Chairman of the Board of Directors of Switchboard is also Chairman of the Board of Directors, President and Chief Executive Officer of ePresence.

One director of Switchboard is Senior Vice President and Chief Financial Officer of ePresence. Another director of Switchboard is also a director of ePresence. In 2003, a total of $23,000 was paid in cash and options to purchase a total of 90,000 shares of Switchboard’s common stock were granted to these directors for their services. In 2002 and 2001, no compensation was paid to these directors by Switchboard for their services other than option grants under Switchboard’s equity incentive plans.

K. Restructuring of Viacom Relationship

In 1999, Switchboard and Viacom Inc. (“Viacom”, formerly CBS Corporation) consummated a number of agreements under which Viacom acquired a 35% equity stake in Switchboard, through the issuance of 7,468,560 shares of Switchboard’s common stock and one share of Series E Special Voting Preferred Stock. In exchange, Switchboard received $5,000,000 in cash and the right to receive advertising and promotional value over a term of seven years, across the full range of CBS media properties, as well as those of its radio and outdoor subsidiary, Infinity Broadcasting Corporation. As part of the transactions, Viacom was also issued warrants to purchase up to an additional 1,066,937 shares of Switchboard’s common stock at a per share exercise price of $1.00, which would have increased its ownership position in Switchboard to 40% at the time of the transaction. The number of shares of common stock and warrants issued to Viacom were subject to adjustment in the event of certain future issuances of securities by Switchboard.

The Advertising and Promotion Agreement dated as of June 30, 1999 among Switchboard, ePresence and Viacom provided advertising with a future value of $95 million to Switchboard over a seven-year period, subject to one year renewals upon the mutual written agreement of Switchboard, ePresence and Viacom. The net present value of the advertising was recorded as a contribution receivable for the common stock issued. The contribution receivable was reduced as Switchboard utilized advertising based on the proportion of advertising provided to the total amount to be provided over the seven-year term.

In August 2001, Switchboard entered into a restructuring agreement with Viacom and ePresence, under which, among other things, Switchboard agreed to terminate its right to the placement of advertising on Viacom’s CBS properties with an expected net present value of approximately $44,524,000 in exchange for, primarily, the reconveyance by Viacom to Switchboard of 7,488,560 shares of Switchboard’s common stock, the cancellation of warrants held by Viacom to purchase 533,469 shares of Switchboard’s common stock and the reconveyance to Switchboard of the one outstanding share of Switchboard’s series E special voting preferred stock. In addition, as part of the restructuring of Switchboard’s relationship with Viacom, Switchboard’s license to use specified CBS trademarks terminated on January 26, 2002.

On October 26, 2001, Switchboard obtained approval for the restructuring agreement by its stockholders and closed the transactions contemplated by the restructuring agreement. At the closing, the two individuals who had been elected directors by Viacom pursuant to Viacom’s rights as the holder of Switchboard’s special voting preferred stock resigned as directors of Switchboard. Due to the reduction in the number of outstanding shares of Switchboard’s stock associated with the closing, ePresence became Switchboard’s majority stockholder, beneficially owning approximately 54% of Switchboard’s outstanding stock on October 26, 2001.

In connection with the termination of its advertising and promotion agreement with Viacom, Switchboard recorded a one-time, non-cash accounting loss of $22,203,000 in Switchboard’s 2001 statement of operations. The non-cash accounting loss resulted from the difference between the net present value of Switchboard’s remaining advertising rights with Viacom, which were terminated, and the value of the shares of Switchboard’s common and preferred stock that were reconveyed and the warrants that were cancelled. Switchboard determined the value of the 7,488,560 shares of common stock reconveyed and one share of preferred stock cancelled to be $20,968,000 using the closing market price of Switchboard’s common stock of $2.80 per share on October 26, 2001. Switchboard used the Black-Scholes warrant pricing model to determine a value of $1,352,544 attributable to the canceled warrants.

Subsequently, on February 27, 2002, Viacom exercised its warrant pursuant to a cashless exercise provision in the warrant, resulting in the net issuance of 386,302 shares of common stock. On March 12, 2002, Switchboard repurchased these 386,302 shares of common stock from Viacom at a price of $3.25 per share, for a total cost of $1.3 million. Switchboard recorded the value of these shares as treasury stock at cost.

L. Commitments and Contingencies

Switchboard leases facilities and certain equipment under non-cancelable lease agreements which expire at various dates through March of 2005. Under these agreements, Switchboard is obligated to pay for utilities, taxes, insurance and maintenance. Excluding rent paid to ePresence (Note J), Switchboard recorded rent expense of $16,000, $17,000 and $357,000 in the years ended December 31, 2003, 2002 and 2001, respectively. Under various agreements, Switchboard paid rent of approximately $251,000, $475,000 and $539,000 in 2003, 2002 and 2001 to ePresence, respectively. In addition, Switchboard has entered into certain license agreements, under which Switchboard is required to pay minimum royalty payments through October 2005 based upon Switchboard’s revenue.

At December 31, 2003, future minimum lease payments under operating leases, excluding Switchboard’s operating lease with ePresence, and license agreements with minimum terms exceeding one year are as follows (in thousands):

2004	$593
2005	415
2006	12

Total future minimum payments	$1,020

On November 21, 2001, a putative class action lawsuit was filed in the United States District Court for the Southern District of New York on behalf of all persons and entities who purchased or otherwise acquired common stock of Switchboard from March 2, 2000 through December 6, 2000. The complaint named as defendants Switchboard, the managing underwriters of our initial public offering, Douglas J. Greenlaw, Dean Polnerow, and John P. Jewett. Mr. Polnerow is our President and CEO, and Mr. Greenlaw and Mr. Jewett are former officers of Switchboard.

An amended complaint was filed on April 20, 2002. The amended complaint alleges violations of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, primarily based on the assertion that the defendants made material false and misleading statements in Switchboard’s registration statement and prospectus filed with the SEC in connection with Switchboard’s initial public offering because of the failure to disclose (a) the alleged solicitation and receipt of excessive and undisclosed commissions by the underwriters in connection with the allocation of shares of common stock to certain investors in Switchboard’s public offering and (b) that certain of the underwriters allegedly had entered into agreements with investors whereby underwriters agreed to allocate the public offering shares in exchange for which the investors agreed to make additional purchases of stock in the aftermarket at pre-determined prices. The amended complaint alleges claims under Sections 11 and 15 of the Securities Act, and Sections 10(b) and 20(a) of the Securities Exchange Act. The amended complaint seeks damages in an unspecified amount.

In July 2002, Switchboard, Douglas J. Greenlaw, Dean Polnerow and John P. Jewett joined in an omnibus motion to dismiss challenging the legal sufficiency of plaintiffs’ claims. The motion was filed on behalf of hundreds of issuer and individual defendants named in similar lawsuits. The plaintiffs opposed the motion, and the Court heard oral argument on the motion in November 2002. On February 19, 2003, the court issued its decision on the defendants’ motion to dismiss, granting in part and denying in part the motion as to Switchboard. In addition, in October 2002, Messrs. Greenlaw, Polnerow and Jewett were dismissed from this case without prejudice.

In June 2003, the plaintiffs, the issuer defendants and their insurers agreed on the terms and conditions of a proposed settlement of this case. The terms and conditions of the proposed settlement have been widely reported in the press. Our special committee of the board of directors met twice during June 2003 to evaluate the proposed settlement. The committee was advised by outside counsel on the merits of the proposed settlement. The committee determined that the settlement was in the best interests of Switchboard and that we should accept the proposed settlement. There is no guarantee that the settlement will become final, as it is subject to a number of conditions, including court approval; however, based on this proposed settlement. In the third quarter of 2003, Switchboard was informed by outside counsel that all but two of the non-bankrupt issuers decided to accept the terms and conditions of the proposed settlement of this case. The two issuers who did not accept the proposal were in unique circumstances that do not apply to other issuers. We do not believe we will suffer material future losses related to this lawsuit.

Switchboard is currently involved in other legal proceedings that are incidental to the conduct of its business, none of which it believes could reasonably be expected to have a materially adverse effect on Switchboard’s financial condition.

M. Income Taxes

In 2003, Switchboard did not have a significant tax provision. Switchboard is subject to certain state and federal minimum taxes. Switchboard has not provided for income taxes in each of the years ended December 31, 2002 and 2001 due to its significant pre-tax losses. Switchboard has not recorded a benefit for income taxes as Switchboard believes it is more likely than not that net operating losses and tax credits will not be fully utilized.

A reconciliation of the federal statutory rate to the Company’s effective tax rate in 2003 is as follows:

	Year ended December 31, 2003	Year ended December 31, 2002
Income tax provision (benefit) at federal statutory rate	35.0%	35.0%
Minimum federal and state taxes	2.0%	5.5%
Permanent items	0.3%	0.1%
Valuation allowance/other	(35.3)%	(40.6)%

Provision for income taxes	2.0%	—%

In assessing the realizability of deferred tax assets, Switchboard considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. Switchboard believes that sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a valuation of $39,940,000 and $40,346,000 for December 31, 2003 and 2002, respectively, has been established for deferred tax assets. The components of the net deferred tax assets (liabilities) and the related valuation allowance are as follows:

	December 31,
	2003	2002
Deferred tax assets:
Net operating loss carryforwards	$36,503,000	$35,769,000
AOL impairment and intangibles	1,040,000	1,187,000
Other deferred tax assets	2,386,000	3,390,000

	39,929,000	40,346,000

Less valuation allowance	(39,929,000)	(40,346,000)

Net deferred tax assets	$—	$—

As of December 31, 2003, Switchboard has net operating loss carryforwards for federal and state tax purposes of approximately $87,734,000 and $87,726,000, respectively. The federal and state net operating loss carryforwards will begin to expire in 2012 and 2003, respectively. A portion of the Company’s net operating losses were created by the excess tax benefits associated with stock options and will be realized through increases to stockholders equity when utilized. Ownership changes resulting from Switchboard’s issuance of capital stock may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income.

N. Stock Option Plans

In November 2000, with its acquisition of Envenue, Switchboard adopted the 2000 Non-Statutory Stock Option Plan (“2000 Non-Statutory Plan”). A total of 446,000 shares of common stock have been reserved for issuance under the 2000 Non-Statutory Plan. As of December 31, 2003, options to purchase 201,908 shares were issued and outstanding under the 2000 Non-Statutory Plan.

In October 1999, Switchboard adopted the 1999 Stock Incentive Plan (the “1999 Option Plan”). A total of 3,520,916 shares of common stock have been reserved for issuance under the 1999 Option Plan. As of December 31, 2003, options to purchase 1,804,328 shares were issued and outstanding under the 1999 Option Plan. The 1999 Option Plan also permits awards of restricted stock at a price determined by the Compensation Committee or the Board of Directors subject to Switchboard’s right to repurchase such stock in specified circumstances prior to the expiration of a restricted period. In January 2002, Switchboard issued 450,000 shares of restricted common stock to Mr. Greenlaw, its former Chief Executive Officer, who was also a director of Switchboard, at fair market value (Note R). In September 2003, Mr. Greenlaw ceased to be an employee and resigned as a director. In connection with the separation of employment, Switchboard exercised its right to repurchase 225,000 unvested restricted shares from Mr. Greenlaw. These 225,000 repurchased shares were returned to the 1999 Option Plan.

Switchboard also has the 1996 Stock Incentive Plan (the “1996 Option Plan”), which provides for the issuance of options to purchase 1,216,800 shares of Switchboard’s common stock. As of December 31, 2003, options to purchase 1,216,800 shares were issued and outstanding under the 1996 Option Plan.

Generally, options under the 1996, 1999 and 2000 Option Plans vest over four years and have a maximum term of ten years. All options are fully exercisable upon the date of grant into shares of restricted stock, for which the restrictions laps over in accordance with the vesting under the original stock option grant. A summary of the status of Switchboard’s stock plans as of December 31, 2003, 2002 and 2001 and the changes during the years ending on those dates is presented below.

	Shares	Weighted Average Exercise Price
Outstanding and exercisable at December 31, 2000	3,526,080	$6.50
Granted	1,359,000	4.16
Exercised	(73,700)	1.00
Canceled	(605,300)	5.76

Outstanding and exercisable at December 31, 2001	4,206,080	5.95
Granted	1,193,365	3.51
Exercised	(538,056)	3.15
Canceled	(1,294,786)	8.15

Outstanding and exercisable at December 31, 2002	3,566,603	4.74
Granted	281,000	6.09
Exercised	(505,354)	4.39
Canceled	(119,213)	5.63

Outstanding and exercisable at December 31, 2003	3,223,036	$4.88

As of December 31, 2003, 1,716,588 shares and 186,856 shares were available for grant under the 1999 Option Plan and the 2000 Non-Statutory Plan, respectively. There were no shares available for grant under the 1996 Option Plan.

The following table summarizes information about the stock options at December 31, 2003:

		Options Outstanding		Options Vested and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Vested and Exercisable	Weighted Average Exercise Price
$1.00 - $2.53	913,500	4.94	$1.51	768,500	$1.42
$2.63 - $5.00	734,502	7.98	$3.54	301,598	$3.48
$5.07 - $7.00	765,856	7.98	$5.91	472,540	$5.53
$7.50 - $11.00	809,178	5.76	$8.93	793,138	$8.90

In June 2001, Switchboard issued to a director and officer of Switchboard options to purchase 150,000 shares of its common stock under the 1999 Option Plan at a price below market value. Switchboard recorded $437,000 in value resulting from the difference between the market value on the date of grant of $3.91 per share and the $1.00 per share exercise price as unearned compensation as a component of Stockholders’ Equity. Switchboard is amortizing this amount over the two-year and nine-month vesting period. In 2003, 2002 and 2001, Switchboard recognized $146,000, $156,000 and $102,000 of amortization expense, respectively.

In 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan (the “Purchase Plan”). A total of 300,000 shares of Switchboard’s common stock have been reserved for issuance to eligible employees under the Purchase Plan. Under the Purchase Plan, Switchboard is authorized to make a series of offerings during which employees may purchase shares of common stock through payroll deductions made over the term of the offering. The per-share purchase price at the end of each offering is equal to 85% of the fair market value of the common stock at the beginning or end of the offering period (as defined by the Purchase Plan), whichever is lower. As of December 31, 2003, 150,428 shares of common stock were issued under the Purchase Plan.

O. Capital Lease

In March 2001, Switchboard entered into a computer equipment sale-leaseback agreement with Fleet Capital Corporation (“FCC”) under which Switchboard was able to lease up to $3.0 million of equipment. Under the agreement, Switchboard was to have leased computer equipment over a three-year period ending on June 28, 2004. At December 31, 2001, Switchboard had utilized approximately $1.1 million of this lease facility. The agreement had an estimated effective annual percentage rate of approximately 7.90%. Under the terms of the agreement, Switchboard was required to maintain on deposit with Fleet a compensating balance, restricted as to use, in an amount equal to the principal outstanding under the lease. Switchboard had accounted for the transaction as a capital lease.

In May 2002, Switchboard paid $794,000 to FCC to terminate its lease obligations with FCC through an early buy-out. The $794,000 was comprised of $764,000 in outstanding principal under the lease and $30,000 in expenses associated with the early termination. In exchange for the amount paid, Switchboard assumed all right and title to the assets leased under the facility. Additionally, Switchboard’s requirement to maintain a compensating balance with Fleet was eliminated.

P. Notes Payable and Line of Credit

In June 2002, Switchboard entered into a loan and security agreement (the “SVB Financing Agreement”) with Silicon Valley Bank (“SVB”), under which Switchboard was able to borrow up to $4.0 million for the purchase of equipment. Amounts borrowed under the facility accrued interest at a rate equal to prime plus 0.25%, and were to have been repaid monthly over a 30-month period. Switchboard had utilized $2.7 million of this facility through borrowings that occurred in June 2002 and September 2002. Switchboard recorded a note payable to SVB on its balance sheet totaling $2.2 million for the equipment financed as of December 31, 2002, of which $1.1 million was classified as a current liability. The SVB Financing Agreement also provided for a $1.0 million revolving line of credit at an interest rate equal to prime. Switchboard did not borrow any amounts under the revolving line of credit. Switchboard’s ability to borrow additional amounts under the SVB Financing Agreement expired on May 30, 2003 after Switchboard chose not to renew the agreement. In May 2003, Switchboard paid SVB $1.8 million in satisfaction of its outstanding borrowings under the loan facility.

Q. Special Credits and Charges

In 2003, Switchboard recorded the reversal of $35,000 of excess restructuring reserves as a special credit. The 2003 reversal resulted primarily from a change in estimate with respect to a compensation amount for a terminated employee that had been provided for as part of the Company’s 2001 special charges. In 2002, Switchboard recorded the reversal of $262,000 in excess restructuring reserves as a special credit. The 2002 reversal resulted primarily from better than expected results in the subleasing of idle office space which Switchboard had reserved for as part of its 2002 special charges. Under a non-cancelable sublease, Switchboard received $156,000 and $72,000 in 2003 and 2002, and anticipates receiving $132,000 and $60,000 in 2004 and 2005, respectively.

In December 2001, Switchboard recorded net pre-tax special charges of approximately $17.3 million, comprised primarily of $15.6 million for the impairment of certain assets, $1.0 million for costs related to facility closures and $700,000 in severance costs related to the reduction of approximately 21% of Switchboard’s workforce. The restructuring resulted in 21 employee separations.

Included in the $15.6 million impairment charge for certain assets is $11.7 million recorded for the impairment of the unamortized portion of the value of the common stock issued and amounts prepaid to AOL. Switchboard assessed the value of its assets related to its AOL Directory Agreement for impairment as it had a current period operating loss combined with a history of operating losses with respect to its AOL relationship and revenues were lower at the end of the first year of the Directory Agreement than originally anticipated and Switchboard had incurred a current period and historical operating loss with respect to its AOL business. This analysis was performed as part of Switchboard’s restatement of its financial statements for the year ended December 31, 2001, which occurred in September 2002. However, in performing this impairment analysis, Switchboard was unable to utilize the more favorable financial terms of the April 2002 and August 2002 amendments as they had occurred subsequent to the date Switchboard had filed its original Annual Report on Form 10-K for the year ended December 31, 2001 (March 2002). The financial terms of the April 2002 and August 2002 amendments were developments that occurred subsequent to the March 2002 filing and, in accordance with existing accounting standards, could not be considered. If Switchboard had been able to utilize the more favorable financial terms resulting from the April 2002 and August 2002 amendments, its AOL assets may have been considered to be fully recoverable.

Switchboard’s impairment analysis, utilizing the estimated cash flow approach, included certain revenue and expense assumptions through December 2004, the expiration date of the Directory Agreement. Switchboard assumed annual revenue growth rates of 77%, 135% and 85% under the agreement in 2002, 2003 and 2004, respectively. Switchboard’s expense assumptions included contractually fixed payments of $39.0 million; a total of $4.8 million of value associated with two additional contractual stock issuances to AOL of 746,260 shares each, which were to have occurred in December 2002 and 2003; and an estimate of other costs and expenses Switchboard would incur to support the relationship with AOL. Switchboard’s analysis indicated that the AOL assets were impaired due to the fact that the projected future cash flows from AOL over the remainder of the term of the agreement were insufficient to support the value of the AOL related assets. Switchboard then measured impairment by performing an analysis of the discounted future cash flows under the Directory Agreement using a discount factor of 20% per year. This discounted cash flow analysis indicated that the AOL related assets were fully impaired as of December 31, 2001. Accordingly, a charge of $11.7 million was recorded as an additional component of special charges during 2001.

In December 2001, Switchboard exercised its rights under the Envenue acquisition agreement to substantially reduce the funding of Envenue. Switchboard evaluated the carrying value of its goodwill in Envenue, and determined it would not be fully recovered through estimated undiscounted future operating cash flows. As a result, in 2001 Switchboard recorded as a component of the $15.6 million impairment charge, $1.9 million related to the Envenue goodwill. The impairment was measured as the amount by which the carrying amount of these assets exceeded the present value of the estimated discounted future cash flows attributable to these assets.

Also included in the impairment charge for certain assets are amounts related to prepaid advertising expenses. As a result of Switchboard’s change in overall strategy from a destination site to a technology provider, Switchboard no longer considered this prepaid advertising to be complementary to its corporate strategy. Accordingly, Switchboard recorded $1.4 million for the impairment of these prepaid advertising assets.

Of the total $1.3 million facilities and severance charge, which is net of the $35,000 and $262,000 special credits recorded in 2003 and 2002, approximately $1.1 million was cash related. Switchboard has a remaining liability of $10,000 on its balance sheet as of December 31, 2003 relating to the special charges.

R. Note Receivable for the Issuance of Restricted Common Stock

In January 2002, Switchboard recorded a note receivable from Mr. Greenlaw, its Chief Executive Officer, who was also a member of its Board of Directors, for approximately $1.4 million arising from the financing of a purchase of 450,000 shares of its common stock as restricted stock by Mr. Greenlaw. As of December 31, 2002, 300,000 of such shares were unvested and restricted from transfer. On each of January 4, 2003, 2004, 2005 and 2006, 75,000 of these restricted shares were to have vested, respectively. The note bore interest at a rate of 4.875%, which was deemed to be fair market value, compounding annually and was 100% recourse as to principal and interest. The note was payable upon the earlier of the occurrence of the sale of all or part of the shares by the issuer of the note, or January 4, 2008. During 2003 and 2002, Switchboard recorded $56,000 and $71,000 in interest income resulting from this note receivable. At December 31, 2002, Switchboard had recorded $1.5 million in principal and interest as a note receivable classified within stockholders’ equity.

Mr. Greenlaw ceased to be an employee and resigned as a director effective September 2, 2003. In connection with Mr. Greenlaw’s separation of employment, Switchboard recorded, as a component of general and administrative expense, certain separation expenses of $174,000 in 2003 in accordance with Mr. Greenlaw’s employment agreement. At the time Mr. Greenlaw ceased to be affiliated with Switchboard, 225,000 of the original 450,000 shares granted were vested. In September 2003, Switchboard exercised its right to repurchase the remaining 225,000 unvested shares for $725,000, resulting in a corresponding reduction in the outstanding note of $725,000. In accordance with the terms of the note, Mr. Greenlaw repaid the note payable and all accrued interest outstanding to Switchboard in full through payments totaling $851,000. The final payment was received in November 2003.

S. Condensed Quarterly Results of Operations (unaudited)

In thousands except per share data:

2003 Quarters Ended	Mar 31,	Jun 30,	Sep 30,	Dec 31,
Revenue	$3,341	$3,974	$4,108	$3,769
Net revenue	$3,341	$3,974	$4,108	$3,769
Gross profit	$2,634	$3,160	$3,446	$3,027
Operating (loss) profit	$(126)	$367	$609	$590
Net income	$56	$527	$762	$729
Basic net income per share	$—	$0.03	$0.04	$0.04
Diluted net income per share	$—	$0.03	$0.04	$0.04

2002 Quarters Ended	Mar 31,	Jun 30,	Sep 30,	Dec 31,
Revenue	$4,023	$3,014	$3,325	$3,385
Net revenue	$2,920	$2,068	$3,374	$3,385
Gross profit	$2,002	$956	$2,423	$2,622
Operating loss	$(1,637)	$(2,229)	$(1,688)	$(367)
Net loss attributable to common stockholders	$(1,042)	$(1,355)	$(1,382)	$(180)
Basic and diluted net loss per share	$(0.06)	$(0.07)	$(0.07)	$(0.01)

T. Subsequent Event

On March 26, 2004, Switchboard announced a definitive agreement to be acquired by InfoSpace, Inc. (“InfoSpace”). In connection with the transaction, all of the outstanding shares of Switchboard will be converted into a right to receive $7.75 per share in cash, without interest, and Switchboard will become a wholly-owned subsidiary of InfoSpace. The completion of the transaction is subject to several conditions, including shareholder and regulatory approval.